3313262

ENDORSED - FILED
in the Office of the Secretary of State
of the State of California

AUG 11 2010

ARTICLES OF INCORPORATION

I

The name of this corporation is US-FEIWO AGRICULTURAL INDUSTRY INTERNATIONAL, INC.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the **GENERAL CORPORATION LAW** of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

NAME: BAOCHANG XIA

ADDRESS: 1108 S. BALDWIN AVE
ARCADIA , CA 91007

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 250,000,000

(Tengkun Yu), **Incorporator**

I hereby certify that the foregoing transcript of 1 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

AUG 17 2010

Date: ____________________

DEBRA BOWEN, Secretary of State